CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the consolidated financial statements and consolidated financial highlights of Patient Opportunity Trust, a series of Advisor Managed Portfolios, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Policy”, “Other Service Providers” and ‘Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 24, 2025